Exhibit 23.1

[Letterhead of Ernst & Young Accountants LLP]

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ING Insurance US Long Term Sustainable Performance Plan of our reports dated March 14, 2011, with respect to the consolidated financial statements and schedules of ING Groep N.V., and the effectiveness of internal control over financial reporting of ING Groep N.V., included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands

March 14, 2011

/s/ Ernst & Young Accountants

Ernst & Young Accountants LLP